                                                                                                                            Exhibit 10.25

Distributor Agreement

This Agreement (this “Agreement”), is made and entered into this _15_day of _6__, 2017 (the “Effective Date”) by and between Emmaus Life Sciences, Inc., a Delaware corporation with offices at 21250 Hawthorne Blvd., Suite 800, Torrance, California 90503, the United States of America (hereinafter called "Manufacturer") and Telcon Inc., Korea corporation ("Distributor"), with offices at 684, Dongtangiheung-ro, Giheung-gu, Yongin-si, Gyeonggi-do.

The parties hereto agree as follows:

I. ASSOCIATION

Distributor shall act as the exclusive (as provided in Exhibit A) distributor of Manufacturer's Products as described in attached Exhibit A ("Products") throughout the countries set forth in Exhibit A (each, a "Territory" and collectively, the “Territories”) upon the Products being approved to be sold in the Territories.

 II. DUTIES

1.

Distributor agrees to make an upfront payment of $5 million by June 19, 2017 and a follow-up payment of $5 million within 1 months from December 27, 2017.  Manufacturer agrees to grant Distributor a distribution right to Manufacturer’s Products in the Territories.

2.	Distributor agrees to use commercially reasonable best efforts to actively and diligently promote the sale of the Products in the Territories during the Term hereof.

3.   Distributor shall purchase the minimum quantities of the Product from Manufacturer as set forth in Exhibit C (the “Minimum Purchase Requirement”).  Distributor shall have the sole authority to determine the prices of the Products sold by it during the Term hereof and to establish its own pricing policy for the Products in the Territories, including price increases or decreases and the timing thereof as determined solely by Distributor.

4.    Distributor agrees to promote in the Territory the Manufacturer’s name and the Products during the Term hereof. Distributor shall use its reasonable efforts to provide appropriate and professional application advice and counseling for the Products sold by Distributor, and provide prompt follow-up service and advice to purchasers of Products when so requested by the purchaser; provided, that, if requested by Distributor, Manufacturer shall provide reasonable assistance and cooperation directly and only to Distributor’s personnel with respect to providing such counseling and services, and Manufacturer shall not be obligated to provide any assistance or cooperation services directly to any patients, consumers, sub-distributors, retailers, resellers or dispensers of the Products.

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5.    Distributor shall not solicit orders for any Product from or market the Products to any prospective purchaser outside the Territories. If Distributor receives an order for any Product from a prospective purchaser outside the Territories, Distributor shall immediately refer that order to Manufacturer or Manufacturer’s designated distributor in such territory. Distributor shall not accept any such orders. Distributor shall not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territories. Distributor shall not sell any Product to a purchaser in the Territories if Distributor actually knows that such purchaser intends to remove that Product from the Territories. Distributor shall not knowingly give, offer, advertise, market or otherwise provide Product for any use or application other than one specifically authorized by Manufacturer in writing or in literature accompanying the Product.

6. (a) Distributor covenants that all of its activities under or pursuant to this Agreement shall comply, in all material respects, with all applicable laws, rules and regulations in the Territory. Distributor shall be responsible for obtaining all licenses, permits and approvals which are necessary for the importation and sale of the Products in the Territories and for the performance of its duties hereunder; provided, that Manufacturer shall use its reasonable best efforts to cooperate with Distributor and provide any assistance requested by Distributor in obtaining such licenses, permits and approvals as expeditiously as reasonably practicable. To the extent necessary and required, Manufacturer, at its sole cost and expense, shall have the sole responsibility of obtaining and maintaining the registrations and approvals of the Products with the U.S. Food and Drug Administration (the “U.S. Product Registration”). To the extent the U.S. Product Registration is necessary and required and has not been obtained as of the date hereof, Manufacturer agrees to use its reasonable best efforts to obtain the U.S. Product Registration as promptly as practicable after the date hereof.  To the extent necessary and required, Distributor, at its sole cost and expense, shall have the sole responsibility of obtaining and maintaining the registrations and approvals of the Product, in the name of Manufacturer (except to the extent prohibited by applicable law), with any non-U.S. applicable Governmental Authority (defined below) that regulates the import, marketing, labeling, distribution, use or sale of Products in each Territory (the “Product Registrations”).  To the extent such Product Registrations are necessary and required and have not been obtained in any of the Territories as of the date hereof, Distributor agrees to use its reasonable best efforts to obtain such necessary Product Registrations, in the name of Manufacturer (except to the extent prohibited by applicable law), as promptly as practicable after the date hereof.  Each party hereto shall keep the other party hereto informed on a timely basis as to any developments that would have a material effect on any Product Registration and the U.S. Product Registration.  Manufacturer shall use its reasonable best efforts to assist Distributor in obtaining the Product Registration, in the name of Manufacturer (except to the extent prohibited by applicable law), with Distributor’s local regulatory agencies and Governmental Authorities of the other Territories. “Governmental Authority” shall mean any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

(b) Except as otherwise set forth herein, each party shall use commercially reasonable efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required

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by applicable law or Governmental Authorities to fully perform its duties and obligations under this Agreement.  Furthermore, each party hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement.

7. In the event (x) any applicable Governmental Authority in any Territory should issue a request, directive or order that the Products be recalled, (y) a court of competent jurisdiction orders such a recall or (z) either party reasonably determines that any Product presents a risk of injury or gross deception or is otherwise defective, misbranded and/or adulterated (as evidenced by appropriate supporting documentation) and that recall of such Product is appropriate (each such event, a “Recall”), each party shall give telephonic notice (to be confirmed in writing) to the other party within one day after becoming aware of an event described in clauses (x) or (y) or after making the determination described in clause (z).  Manufacturer shall have the sole responsibility for taking all corrective and remedial actions and implementing a Recall in accordance with all applicable Laws or requirements of applicable Governmental Authorities; provided, that Distributor shall be responsible for taking such remedial actions and implementing such Recall to the extent such Recall relates to any damages caused by storage or handling of the Product (i) by Distributor or its agents or subdistributors and/or (ii) that is not in accordance with the instructions provided by Manufacturer to Distributor pursuant to Section III(2) hereof, on Manufacturer’s brochures, inserts, labels or other documentation provided to Distributor (such handling of the Products by Distributor hereinafter referred to as “improper storage or handling”).  Manufacturer and Distributor shall confer with each other and keep the other party informed on a regular basis of Manufacturer’s and Distributor’s (to the extent Distributor is responsible for taking any actions pursuant to the terms hereof) progress in planning and implementing such Recall.  Distributor shall use commercially reasonably efforts to assist in promptly executing Product Recalls as directed by Manufacturer, in which event Manufacturer will promptly reimburse Distributor for all documented, reasonable, out-of-pocket expenses reasonably incurred by Distributor in connection such Recall, including any costs and expenses incurred by Distributor in complying with Manufacturer's directives in connection with repurchasing Product subject to such Recall, except to the extent that costs and expenses relate to improper storage or handling and Product Recalls resulting therefrom. Manufacturer shall provide to Distributor replacement Products for the recalled Product at Manufacturer’s sole costs and expenses; provided, that Distributor shall pay for the replacement Products to the extent the Recall is attributable to any damages caused by improper storage or handling of the Product by Distributor or sub-distributors. Distributor shall be responsible, and shall promptly reimburse Manufacturer, for all documented, reasonable, out-of-pocket expenses reasonably incurred by or on behalf of Manufacturer in connection any Recall to the extent attributable to any damages caused by improper storage or handling of the Product by Distributor or sub-distributors.

8. Each party shall promptly advise the other party of each material complaint that such party may receive or become aware of concerning the Product; provided that, in the case of Manufacturer, such obligation is limited to those material complaints that may impact or involve Distributor’s activities hereunder. Each party shall cooperate with the other party to provide any information that the other party, in good faith, deems necessary to respond to such complaints.  Manufacturer shall have the sole responsibility at its own expense of addressing any complaints

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relating to the Product Registrations and the development, manufacture, supply and use of the Product, including any adverse drug experience reports.

9. Distributor may translate, at its own expense, all user and technical manuals and advertising and marketing information with respect to the Product into local languages in the Territories. Distributor shall provide Manufacturer with copies of drafts of all such materials prior to use of such materials and copies of final versions of all such materials prior to use of such materials. Manufacturer shall own all copyrights in all translations and Distributor hereby irrevocably assigns to Manufacturer any right, title or interest therein. Manufacturer shall not be liable for translation errors made by Distributor or at Distributor's direction or for the non-conformance of such translations with the laws and regulations in force from time to time in the Territories.

10. Distributor shall provide Manufacturer with written quarterly reports, which shall include sales data and forecasts with respect to the Product. Distributor will also participate in quarterly meetings, with Manufacturer, in person or by telephone, to discuss sales volumes and future marketing strategies.

11. Distributor agrees that any material publicity or advertising which shall be released by it in connection with the Product shall be in accordance with the terms of this Agreement and with any information or data which Manufacturer has furnished in connection with this Agreement, including, without limitation, any minimum pricing established by Manufacturer for inclusion in publicity or advertising for the Products, which, for the avoidance of doubt, is a material term of this Agreement, the failure of Distributor’s strict compliance with which shall be grounds for termination under Section X(2)(c). Copies of all such publicity and advertising shall be forwarded to Manufacturer prior to dissemination, and shall not be disseminated without Manufacturer’s prior written approval thereof, not to be unreasonably withheld, conditioned or delayed.

12. Distributor may not customize, modify or have customized or modified any Product, including but not limited to the packaging of any Product, unless it obtains the prior written consent of Manufacturer, which consent may not be unreasonably withheld, conditioned or delayed by Manufacturer.  If any customization or modification of the Product or any packaging of the Product is required by any applicable law or Governmental Authorities in any of the Territories, Distributor shall immediately notify Manufacturer and Manufacturer shall cooperate with Distributor to comply with such requirements. Distributor acknowledges and agrees that any unauthorized customizing or modification of any Product, including but not limited to, the packaging or label of any Product by Distributor or any subdistributor, shall automatically void any Manufacturer warranty with respect to such Product, shall automatically eliminate any indemnification obligation Manufacturer would have otherwise owed with respect to such Product under this Agreement, and shall be deemed a breach of this Agreement.

13. Distributor shall use all reasonable efforts to sell to its customers only Products of saleable quality and shall remove any Products either known to it to be unmerchantable or of distressed quality from its or any retailer's inventory in the Territory, in accordance with applicable law.  Manufacturer shall sell and deliver to Distributor only Products of saleable quality and not any

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Products either known to it to be unmerchantable or of distressed quality, in accordance with applicable law.

14. Each party shall conduct its business, including, but not limited to the obligations set forth herein, in a professional and lawful manner and otherwise in a manner that does not violate the terms of this Agreement.

15. Distributor shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses, incurred in connection with its activities hereunder, except as otherwise provided herein and/or agreed between the Parties.

III. ASSISTANCE BY MANUFACTURER

1. In conjunction with the initial Product launch in the Territories, Manufacturer agrees to furnish Distributor with reasonable quantities of Manufacturer's catalogs, manuals, advertising literature and other sales aids that may be available by Manufacturer; provided, that, after the initial Product launch, Manufacturer shall provide to Distributor reasonable quantities of such catalogs, manuals, advertising literature and other sales aids to the extent reasonably requested by Distributor. Furthermore, if any such catalogs, manuals, advertising literature or other sales aids are updated or revised by Manufacturer, Manufacturer shall promptly provide such updates or revisions to Distributor.  Distributor shall be responsible for preparing sales and marketing materials after the initial Product launch. Any materials provided pursuant to this Section shall be in English.

2.  Prior to the initial launch of Products in the Territories, Manufacturer shall provide Distributor with necessary initial training for marketing, promotion, handling, maintenance, sale and use of the Products. Following Product launch, Manufacturer will provide follow up training once a year as mutually agreed by the parties or, if any new developments or updates occur with respect to the Product, as soon as practicable after the occurrence of such development or update, each, at a location to be mutually agreed to by the parties.  Sales samples will not be provided to Distributor. Notwithstanding the foregoing, Distributor shall have the primary responsibility to promote, market and sell the Products in the Territories, with the training and assistance of Manufacturer as provided in this Section.

 IV. INTELLECTUAL PROPERTY RIGHTS

1. Distributor acknowledges and agrees that all trademarks, trade names, trade dress, designs, service marks, service names, images, logos or identifying slogans affixed to Products or any accompanying labels, containers, and cartons, whether or not registered, including, without limitation, the “Products” trademark (collectively, the "Trademarks"), constitute the exclusive property of Manufacturer or its licensors and shall be used by Distributor only in connection with promoting the sale of Products hereunder. During the term of this Agreement, Distributor is authorized by Manufacturer to use the Trademarks, on a royalty-free basis, solely in connection with Distributor's promotion, marketing, sale and distribution of Products and to otherwise perform its obligations hereunder, provided that Distributor's use of such Trademarks shall be in

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accordance with Manufacturer's policies from time to time communicated to Distributor (such policies which are in effect as of the date hereof have been made available by Manufacturer to Distributor prior to the date hereof). Distributor shall have no interest in such Trademarks by virtue of this Agreement except as herein expressly provided, and Distributor's right to use of such Trademarks shall cease immediately upon termination or expiration of this Agreement. Manufacturer reserves the right to change the Trademarks without notice, provided, that Manufacturer shall provide prompt notification of such change to Distributor. Distributor shall not change or remove any Trademarks or third-party trademarks or other proprietary notices on or contained within the Products.

2. All representations of Manufacturer’s Trademarks that Distributor intends to use shall first be submitted to Manufacturer for approval, which approval shall not be unreasonably withheld by Manufacturer, of design, color and other details or shall be exact copies of those used by Manufacturer. All uses of the Trademarks shall reproduce faithfully the design and appearance of the Trademarks as represented in or on the labels and packaging or as is otherwise provided by Manufacturer, including claims of copyright or trademark protection and/or registration. The Trademarks shall not be used in juxtaposition or conjunction with intellectual property associated with any product or service other than the Products, and shall always be used in a non-offensive manner, and in a manner which is not in any way denigrating to the Manufacturer or the Product or the Trademarks, in each case, taking into account the cultural and social standards and customs of the Territory in which the Trademarks are being used. If any of Manufacturer's Trademarks are to be used in conjunction with another trademark on or in relation to the Products, then Manufacturer's mark shall be presented equally legibly and separated from the other mark so that each appears to be a mark in its own right, distinct from the other mark.

3. At no time during the term of this Agreement shall Distributor attempt or assist others to register any trademarks, logos, slogans, designs or trade names substantially similar to those of Manufacturer, or challenge or assist others to challenge Manufacturer’s Trademarks or registrations thereof. Distributor shall have no right to sublicense to any third party the right to reproduce the Trademarks for any purpose, except in connection with media advertising or otherwise to perform its obligations hereunder, which shall first be reviewed and approved in writing by Manufacturer, provided, that Manufacturer’s consent shall not be unreasonably withheld.

4. Distributor shall not remove, alter or deface any Manufacturer Trademark appearing on any Product or documentation without the express written permission of Manufacturer. Except as otherwise set forth herein, Distributor shall not use Manufacturer's trade names and/or trademarks without the prior, express written consent of Manufacturer.

5. Under no circumstances shall Distributor, at any time, use Manufacturer’s Trademarks as part of Distributor's corporate or trade name. Upon termination of this Agreement, Distributor shall remove all references to Manufacturer and Manufacturer’s Trademarks from its letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between the parties.

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V. SALES FORCE

1. Distributor shall use commercially reasonable best efforts to maintain a competent and experienced sales force sufficient to adequately serve each Territory.

2. Distributor shall be allowed to appoint sub-distributors, dealers, retailers or other non-employee representatives to work in connection with the promotion, distribution and sales of Products in the Territories, provided that Distributor shall be responsible for the agreement of and the observance by any such sub-distributor, dealer, retailer or other non-employee representative of the covenants and agreements, and shall otherwise be responsible for the performance of any such sub-distributors, dealers, retailers or other non-employee representatives; and provided further that Distributor will be responsible for any and all termination or other compensation claims that any such sub-distributor, dealer, retailer or other non-employee representative may have against Manufacturer under any sub-distributorship or similar agreement it may have with Distributor or under any applicable law.

VI. CUSTOMER SERVICING

Distributor shall maintain in the Territory sufficient inventory of the Products so as to permit filling and shipping against current customer orders normally shipped from Distributor's warehouse stock. Manufacturer shall maintain a sufficient inventory of Products.  Distributor agrees to notify Manufacturer if it opens any new offices or branches or closes or ceases to operate through one of its offices or branches.

VII. ORDERS/ACCEPTANCE/PRICE AND TERMS

1. Distributor shall order Products from Manufacturer by submitting a written purchaser order on a form specified by Manufacturer identifying the Products ordered, requested delivery date(s) and any export/import information required to enable Manufacturer to fill the order; provided, that nothing in such purchase order forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict therewith, the terms and conditions of this Agreement shall control. All orders from Distributor are subject to approval and final acceptance by Manufacturer, which shall not be unreasonably withheld, conditioned or delayed. Price lists to Distributor and any royalty payable to Manufacturer shall be as set forth in Exhibit B (as revised from time to time by Manufacturer in its sole discretion) in effect on date of shipment.

2. Manufacturer will invoice Distributor within five (5) days after receipt and acceptance of a purchase order. Distributor shall make 50% payment within five (5) days after receipt of the invoice.  The balance shall be due and payable to Manufacturer within five (5) days after the product delivery. Manufacturer shall be responsible for freight shipping and insurance costs, U.S. customs duties and taxes and any other charges imposed by U.S. Governmental Authorities and Distributor shall be responsible for all other costs, including but not limited to any non-U.S. customs duties and taxes. Payment to Manufacturer by Distributor shall be in United States currency.

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3. A service charge at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, and (ii) the highest rate permitted by applicable law, shall be payable by Distributor on any portion of Distributor’s outstanding undisputed amounts payable by Distributor hereunder that are not paid to Manufacturer within thirty (30) days past the due date

VIII. WARRANTY; FORCE MAJEURE; LIMITATION OF LIABILITY

1. (a) Manufacturer warrants to Distributor that (i) all Products delivered hereunder shall be of Manufacturer's standard quality, (ii) all Products delivered hereunder shall be developed and manufactured in accordance with the applicable labeling and all applicable Product Registrations and the U.S. Product Registration, (iii) all Products delivered shall be developed and manufactured in accordance with all applicable laws, rules or regulations, (iv) to the best of its actual, current knowledge, Manufacturer owns or holds licenses to all intellectual property rights relating to the Products that are required for Manufacturer to grant the rights granted to Distributor under this Agreement and all required registrations for such intellectual property rights are in full force and effect.

(b) Distributor represents and warrants that it and its principals are not debarred, suspended or proposed for debarment by the U.S. Government, and further represents and warrants that it will immediately notify Manufacturer in writing if any such debarment or suspension occurs, is commenced or, to Distributor’s knowledge, is threatened.  Distributor represents and warrants that it will not engage, directly or indirectly, any person to perform or participate in the services contemplated by this Agreement if (a) that person is debarred by the U.S. Government or the U.S. Food and Drug Administration under 21 U.S.C. § 335a or any foreign equivalent or to Distributor’s knowledge is threatened with debarment by a pending proceeding, action, or investigation, (b) that person is excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq. or is the subject of an exclusion proceeding, or (c) that person is otherwise disqualified under federal, state, local or other law, or to Distributor’s knowledge is threatened with such disqualification by a pending proceeding, action, or investigation, from performing or participating in the services contemplated by this Agreement .  Distributor represents and warrants that it will immediately notify Manufacturer in writing if any such debarment, exclusion, or disqualification occurs, or if any such debarment, exclusion, or disqualification proceeding, action, or investigation is commenced or, to Distributor’s knowledge, is threatened, with respect to any such person.

(c) The parties each represent an warrant that, as of the Effective Date: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder; (iii) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms; (iv) all

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necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such party in order to execute and perform this Agreement on behalf of such party have been obtained; and (v) the execution and delivery of this Agreement and the performance of such party’s obligations do not constitute a default or require any consent under any other contractual obligation of such party.

2. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MANUFACTURER MAKES NO OTHER WARRANTIES, ORAL, STATUTORY, EXPRESS OR IMPLIED: THERE ARE NO IMPLIED WARRANTIES INCLUDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

3. Manufacturer shall not be liable for damages resulting from inability to ship due to, and shipment delays resulting from any of the Force Majeure Events (as defined below) and (b) Distributor shall not be liable for damages resulting from performance delays hereunder (other than with respect to payment of obligations) and such performance delays shall not be considered a breach of this Agreement if caused by or resulting from a Force Majeure Event. “Force Majeure Event” shall mean any acts of God, fires, floods, hurricanes, typhoons, earthquakes, tsunamis, wars, sabotage, material accidents, labor disputes or shortages, plant shutdown or equipment failure (only if such shutdown or failure is attributable to a Force Majeure Event suffered by such party), delays caused by shipping companies, voluntary or involuntary compliances with any law, order, rule or regulation of Governmental Authority; or inability to obtain material (including raw materials, power and fuel, equipment or transportation, only if such inability is attributable to a Force Majeure Event suffered by such party) (each, a “Force Majeure Event”).  The party suffering such Force Majeure Event shall promptly notify the other party and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time delay caused by such event; provided, that the parties shall use commercially reasonable efforts to mitigate the effect of any such event and to resume the performance of their respective obligations hereunder; provided, further, that Manufacturer may terminate this Agreement if the Force Majeure Event continues for more than ninety (90) days.

4. EXCEPT FOR THE PARTIES’ OBLIGATIONS TO INDEMNIFY EACH OTHER PURSUANT TO THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

IX. RELATIONSHIP BETWEEN MANUFACTURER AND DISTRIBUTOR

Distributor is not an agent, employee or legal representative of Manufacturer, but an independent contractor. Except as set forth herein, Distributor or Manufacturer does not have any authority to assume or create any obligation or responsibility on behalf of the other party or bind the other party in any manner whatsoever. The relationship between Manufacturer and Distributor is that of vendor and vendee.

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X. TERM/CANCELLATION/NON-REFUNDABLE PAYMENT

1. This Agreement shall become effective as of the Effective Date and shall remain in effect for two (2) years (the “Term”).  Thereafter the Term shall automatically renew for additional one (1) year periods unless terminated by either party by written notice given no less than thirty (30) days prior to the date of renewal of the Term.

2. The following events shall constitute grounds for termination by Manufacturer:

(a) if Distributor shall file or have filed against it a petition in bankruptcy or insolvency or if Distributor shall make an assignment for benefit of its creditors or if Distributor's viability as a going concern should, in Manufacturer's sole judgment, become materially and adversely impaired, in which event Manufacturer may terminate this Agreement by giving written notice to Distributor and such termination shall be effective immediately upon delivery of such notice;

(b) if Distributor materially degrades or places in bad repute the name and reputation of Manufacturer (as supported by evidentiary documentation);

(c) if Distributor breaches, in any material respect, any of its representations, warranties or covenants hereunder, or fails to meet any other of its material obligations hereunder, and such breach is not cured within thirty (30) days after receipt of notice of such breach; or

(d) if Distributor has not ordered the minimum quantities, as per Exhibit C, for year one in the first 12 months after signing, and such breach is not cured within thirty (30) days after receipt of notice of such breach.

3. The following events shall constitute grounds for termination by Distributor:

(a) if Manufacturer shall file or have filed against it a petition in bankruptcy or insolvency or if Manufacturer shall make an assignment for benefit of its creditors or if Manufacturer's viability as a going concern should, in Distributor's sole judgment, become materially and adversely impaired, in which event Distributor may terminate this Agreement by giving written notice to Manufacturer and such termination shall be effective immediately upon delivery of such notice;

(b) if Manufacturer materially degrades or places in bad repute the name and reputation of Distributor (as supported by evidentiary documentation); or

(c) if Manufacturer breaches, in any material respect, any of its representations, warranties or covenants hereunder, or fails to meet any other of its material obligations hereunder, and such breach is not cured within thirty (30) days after receipt of notice of such breach.

4. Termination of the Agreement shall be without prejudice to any rights or claims of the terminating party for any breach and such terminating party’s right to recover damages, loss and all sums payable under this Agreement. Notwithstanding any provision herein to the contrary, the rights and obligations of the parties set forth in Sections II(6), II(7), XI and XIII as well as

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any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement.

XI. NONDISCLOSURE

All information disclosed, transferred or otherwise revealed to Distributor or Manufacturer (the “Receiving Party”) by the other party (the “Disclosing Party”) under this Agreement, including but not limited to, engineering information, manufacturing information, technology, know-how and price books or lists, shall at all times remain the Disclosing Party's sole and exclusive proprietary and confidential property and information. The Receiving Party shall at all times hold such information confidential and shall not disclose any such information (a) if not otherwise within the public domain, other than as a result of the Receiving Party’s violation of any of the terms hereof, (b) unless such information is required to be disclosed pursuant to any applicable law, rule or regulation or requested by any Governmental Authority or (c) other than to the Receiving Party’s agents and representative who need to know such information in connection with the performance of the Receiving Party’s obligations under this Agreement and who are bound by obligations of confidentiality at least as stringent as those set forth herein. The Receiving Party shall use such information only as required for the performance of its obligations under this Agreement and for no other purpose. Upon any termination or expiration of this Agreement in accordance with the terms hereof, or as the Disclosing Party directs from time to time, the Receiving Party shall promptly return to the Disclosing Party or destroy all such information together with any copies or reproductions thereof. The parties’ obligations under this section shall survive any termination or expiration of this Agreement

XII. CERTAIN PRACTICES

Distributor acknowledges that certain laws of the United States applicable to the Manufacturer, including but not limited to the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) and export control laws, but which may not be applicable to Distributor, impose fines or penalties on Manufacturer in the event Manufacturer makes payments to foreign government officials for the purpose of influencing those officials in making a business decision favorable to Manufacturer. In addition, Manufacturer and Distributor may be subject to similar laws or requirements of the country of destination of the Products.

Distributor and Manufacturer shall not take any actions or omit to take any actions that may cause liability to the other party under the above mentioned laws.  Without limiting the generality of the foregoing, in performing the services contemplated by this Agreement, Distributor (i) agrees that Distributor has not and shall not, directly or indirectly, offer to make, promise, authorize or accept any payment or anything of value, including bribes, gifts and/or donations to or from any public official, regulatory authorities or anyone else for the improper purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, including to obtain or retain business, and (ii) shall comply with all applicable anti-corruption and anti-bribery laws and regulations. Distributor shall notify Manufacturer or its representatives or agents immediately upon becoming aware of any breach under this Section. For the purpose of ensuring compliance with applicable anti-bribery laws and

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regulations, Distributor agrees that Manufacturer or its representatives or agents shall have the right to conduct an investigation or audit during the term of this Agreement to monitor compliance with the terms of this Section. Distributor shall cooperate fully with such investigation or audit, the timing of which shall be at the sole discretion of Manufacturer.

XIII. INDEMNIFICATION

1.  Distributor shall indemnify, defend, and hold Manufacturer, its subsidiaries and Affiliates and their respective officers, directors, shareholders, employees, and agents (collectively, “Distributor Indemnitees”) harmless against any and all liabilities, suits, claims, proceedings, costs, fines, penalties, and expenses (“Losses”) brought or threatened against any such Distributor Indemnitee, whether known or unknown, contingent or otherwise, to the extent attributable to:

(a)  any untruth, inaccuracy, misrepresentation, or breach of any warranty, representation, covenant, or agreement made by Distributor in this Agreement;

(b) the distribution, marketing, advertisement, promotion or sale of any of the Products by Distributor in the Territories after the Effective Date, whether during or after the Term of this Agreement, including but not limited to errors in translation of technical manuals, advertising and marketing information, or other materials with respect to the Products, but not however, with respect to the use of the Products (including, without limitation, any Claims (as defined below) based on, arising out of or relating to product liability), except to the extent that such use was in any way encouraged by Distributor but inconsistent with Product Registrations and/or the instructions provided by Manufacturer to Distributor pursuant to Section III(2) hereof, on Manufacturer’s brochures, inserts, labels or other documentation provided to Distributor; or

(c) infringement of a third party’s intellectual property rights by Distributor, except to the extent such infringement was caused by Distributor’s exercise of any of the rights granted by Manufacturer to Distributor in this Agreement, including the right to distribute, market, advertise, promote or sell Products under this Agreement, or by Distributor’s breach of this Agreement.

Distributor shall pay all litigation costs, reasonable attorney’s fees, settlement payments, and such damages awarded or resulting from any such suit, claim or proceeding (collectively, “Claims”).

2.  Manufacturer shall indemnify, defend, and hold Distributor, its subsidiaries and Affiliates and their respective officers, directors, shareholders, employees, and agents (collectively, “Manufacturer Indemnitees”) harmless against any and all Losses, whether known or unknown, contingent or otherwise, to the extent attributable to:

(a) any untruth, inaccuracy, misrepresentation, or breach of any warranty, representation, covenant, or agreement made by Manufacturer in this Agreement;

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(b) the distribution, marketing, advertisement, promotion or sale of any of the Products by Manufacturer, its Affiliates or any third party with whom Manufacturer has a direct or indirect agreement (whether oral or written) to distribute, manufacture, market, advertise, promote, sell, import, export or otherwise deal in the Products, excluding any third party who is a subdistributor of Distributor or who otherwise has a distribution relationship with Distributor, solely in its capacity as such, and any use of any of the Products (including, without limitation, any Claims based on, arising out of, or relating to product liability) prior to the Effective Date or following the termination or expiration of this Agreement, except to the extent that such use was in any way encouraged by Distributor but inconsistent with Product Registrations and/or the instructions provided by Manufacturer to Distributor pursuant to Section III(2) hereof, on Manufacturer’s brochures, inserts, labels or other documentation provided to Distributor;

(c) the distribution, marketing, advertisement, promotion or sale of any of the Products by Manufacturer, its Affiliates or any third party with whom Manufacturer has a direct or indirect agreement (whether oral or written) to distribute, manufacture, market, advertise, promote, sell, import, export or otherwise deal in the Products, excluding any third party who is a subdistributor of Distributor or who otherwise has a distribution relationship with Distributor, solely in its capacity as such, outside the Territories or inside the Territories, and any use of any such Products inside and outside the Territories that were sold by Manufacturer, its Affiliates or any third party with whom Manufacturer has a direct or indirect agreement (whether oral or written) to distribute, manufacture, market, advertise, promote, sell, import, export or otherwise deal in the Products, excluding any third party who is a subdistributor of Distributor or who otherwise has a distribution relationship with Distributor, solely in its capacity as such (including, without limitation, any Claims based on, arising out of, or relating to product liability), whether sold by Manufacturer, its Affiliates or any third party, prior to, on or following the Effective Date;

(d) infringement of a third party’s intellectual property rights by reason of Distributor’s exercise of any of the rights granted by Manufacturer to Distributor in this Agreement, including the right to distribute, market, advertise, promote or sell Products under this Agreement; or

(e) manufacture, labeling or packaging of the Products by Manufacturer, its Affiliates or any third party with which Manufacturer has a direct or indirect agreement (whether oral or written) to manufacture, label or package the Products, and any use of the Products (including, without limitation, any Claims based on, arising out of, or relating to product liability).

Manufacturer shall pay all litigation costs, reasonable attorney’s fees, settlement payments, and such damages awarded or resulting from any such Claim.

Distributor acknowledges and agrees that use of the Product in a manner not authorized by Manufacturer or any unauthorized customizing or modification of any Product, including but not limited to the packaging or labeling of any Product by Distributor or any subdistributor, may provide grounds for Manufacturer to disclaim or reduce its indemnification liabilities.

3.  Third Party Claims.

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(a) If either Manufacturer or any Distributor Indemnitee, on the one hand, or Distributor or a Manufacturer Indemnitee, on the other hand (in either case, an “Indemnitee”) receives notice or otherwise obtains knowledge of any matter or any threatened matter arising from the claim of a third party that may give rise to an indemnification claim against the party from whom indemnification is sought (the “Indemnitor”), then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice on a timely basis.  The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel, but only if the Indemnitor simultaneously agrees to indemnify the Indemnitee for such matter.

(b) If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(A) notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the Claim within ten days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(B) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(C) the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Claim) or consent to the entry of any judgment (x) which does not, to the extent that the Indemnitee may have any liability with respect to such Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Claim, (y) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee, or (z) in any manner that involves any injunctive relief against the Indemnitee or may materially and adversely affects the Indemnitee.

(c) If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel

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reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.  The procedures in this Section XIV(4) shall not apply to direct claims of Manufacturer or its Indemnitees against Distributor or Distributor or its Indemnitees against Manufacturer.

XIV. VARIOUS

1. This Agreement constitutes the entire and only agreement between the Manufacturer and Distributor with respect to its subject matter and there are no understandings or representations of any kind, express, implied, oral, written statutory or otherwise, not expressly set forth herein. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.  No alteration or modification of this Agreement shall be binding unless in writing and signed by the all of the parties hereto.

2. Except as otherwise expressly set forth, this Agreement is not assignable in whole or in part by either party without express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any person or entity (other than parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that the Indemnitees who are entitled to indemnification pursuant to Section XIII and who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

3. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California, United States of America, without regard to the conflicts of law principles thereof, and the official language of this Agreement for all purposes shall be English.

4.   The parties shall attempt to resolve all disputes arising out of or in connection with this Agreement, including disputes or claims relating to the interpretation or application of the provisions of this Agreement (a “Dispute”), through mutual good faith consultations.  If any Dispute cannot be resolved by the parties within 30 business days from the date when a party serves a written notice on the other party requesting such good faith consultation, such Dispute shall be resolved by arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules of Arbitration”).  The place of arbitration shall be Los Angeles, California.  The arbitration shall be the sole and exclusive forum for resolution of any such Dispute, and the award rendered in such arbitration shall be final and binding.  Judgment on the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding, each party hereto acknowledges that money damages would not be an adequate remedy in the event

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that certain of the covenants or agreements in this Agreement are not performed by the parties in accordance with their terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each party may have, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

5. Should any provision of this Agreement be found to be void, invalid, or unenforceable by a court of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid, or unenforceable and shall not affect the remaining provisions of this Agreement.

6. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any proceeding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

7. Should any party institute any action or proceeding (including arbitration) to enforce this or any provision hereof or for damages by reason of any alleged breach of this Agreement or of any provision hereof or for a declaration of rights hereunder, the substantially prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

8. The parties agree to do such further acts and things to execute and deliver such additional agreements and instruments as the other may reasonably be required to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

To Distributor:Telcon Inc.

684, Dongtangiheung-ro,

Giheung-gu, Yongin-si, Gyeonggi-do

Korea

Attention:

Fax No.: 82-2-515-8804

To Manufacturer:Emmaus Life Sciences, Inc.

21250 Hawthorne Blvd., Suite 800

Torrance, California 90503

United States of America

Attention:  ___________________

Fax No.:  310-214-0075

9. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument

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MANUFACTURER:

Emmaus Life Sciences, Inc.

         /s/Willis Lee               ________________________

By:Willis Lee  Date

Title:COO

        /s/ Ji Hoon Kim       ________________________

By: Ji Hoon Kim       Date

Title:CEO of Telcon Inc.

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Exhibit A

Product(s):_____________________ (L-glutamine powder for diverticulosis treatment)

Territory: South Korea, Japan, China

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Exhibit B

Distributor Product Price List in US Dollars

Product	Distributor Price
L-glutamine powder for diverticulosis treatment	TBD

The price to Distributor is: TBD

The royalty payable to Manufacturer is: TBD

Minimum order amount for each purchase order from Distributor is: TBD

Expected delivery of Product is ___________________ days from the purchase order.

Freight charges will be paid by Manufacturer. Title and risk of loss with the respect to the Products shall pass from Manufacturer to Distributor upon the delivery of the Products to Distributor at Distributor’s shipping address designated on its purchase order and Manufacturer shall be responsible for procuring insurance for the transport of the Products to Distributor’s shipping address designated on its purchase order.

Payment Terms:    Manufacturer will invoice Distributor within five (5) days after receipt and acceptance of a purchase order. Distributor shall make 50% payment within five (5) days after receipt of the invoice.  The balance shall be due and payable to Manufacturer within five (5) days after the product delivery. Manufacturer shall be responsible for freight shipping and insurance costs, U.S. customs duties and taxes and any other charges imposed by U.S. Governmental Authorities and Distributor shall be responsible for all other costs, including but not limited to any non-U.S. customs duties and taxes. Payment to Manufacturer by Distributor shall be in United States currency.

Wire Instructions:

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Exhibit C

Minimum Purchase Requirement

Minimum Purchase Requirement - Minimum purchase order amount for each purchase order from Distributor is: TBD

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